                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

                                     Between

                               STANDARD MEMS, INC.

                                       And

                                   XICOR, INC.





                                     Dated:


                                October 24, 2000



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                                TABLE OF CONTENTS

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ARTICLE I.  DEFINITIONS....................................................................1

ARTICLE II.  PURCHASE AND SALE OF ASSETS; THE CLOSING......................................7

        2.1  Closing.......................................................................7
        2.2  Assets to be Transferred......................................................7
        2.3  Assumed Liabilities and Obligations...........................................7
        2.4  No Other Liabilities or Obligations Assumed...................................7
        2.5  Payment of Purchase Price.....................................................7
        2.6  Purchaser Deliveries at Closing...............................................8
        2.7  Seller Deliveries at Closing..................................................8
        2.8  Additional Agreements to be executed at Closing...............................9
        2.9  Payment of Taxes..............................................................9
        2.10  Valuation and Allocation of Purchase Price...................................9
        2.11  Non-Assignable Instruments...................................................9
        2.12  Interdependence..............................................................9

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................10

        3.1  Organization; Authority; Due Authorization...................................10
        3.2  No Violation.................................................................10
        3.3  Brokers, Finders and Investment Bankers......................................10
        3.4  Inspection...................................................................11

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER.....................................11

        4.1  Organization; Authority; Due Authorization...................................11
        4.2  No Violation.................................................................11
        4.3  Regulatory Approvals and Other Consents......................................12
        4.4  Inventories..................................................................12
        4.5  Material Adverse Changes.....................................................12
        4.6  Taxes; Compliance with Laws; Governmental Matters............................12
        4.7  Litigation...................................................................13
        4.8  Assets.......................................................................13
        4.9  Agreements...................................................................14
        4.10  Labor and Employment Matters................................................14
        4.11  Suppliers...................................................................16
        4.12  Brokers, Finders and Investment Bankers.....................................16
        4.13  Statements Not Misleading...................................................16

ARTICLE V.  CERTAIN COVENANTS.............................................................16
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        5.1  Business Examinations and Physical Investigations of Assets..................16
        5.2  Conduct of Business..........................................................16
        5.3  Litigation...................................................................17
        5.4  Arrangements with Employees..................................................17
        5.5  Alternative Transactions.....................................................18
        5.6  Books and Records............................................................18
        5.7  Leased Assets................................................................18
        5.8  Wafer Fabrication Plant Remediation..........................................18
        5.9 Shrink-Wrap Software..........................................................18

ARTICLE VI.  CONDITIONS PRECEDENT TO CLOSING..............................................19

        6.1  Conditions to Purchaser's Obligation.........................................19
        6.2  Conditions to Seller's Obligation............................................20

ARTICLE VII.  SURVIVAL AND INDEMNIFICATION................................................20

        7.1  Survival.....................................................................20
        7.2  Indemnification by Purchaser.................................................20
        7.3  Indemnification by Seller....................................................21
        7.4  Notice of Indemnification....................................................22

ARTICLE VIII.  MISCELLANEOUS..............................................................22

        8.1  Expenses of Transaction......................................................22
        8.2  Confidentiality..............................................................22
        8.3  Publicity....................................................................23
        8.4  Notices......................................................................23
        8.5  Termination..................................................................24
        8.6  Further Assurances...........................................................25
        8.7  Modifications and Amendments; Waivers and Consents...........................25
        8.8  Entire Agreement.............................................................26
        8.9  Governing Law................................................................26
        8.10  Binding Effect; Assignment..................................................26
        8.11  Counterparts................................................................26
        8.12  Section Headings............................................................26
        8.13  Gender; Tense, Etc..........................................................26
        8.14  Arbitration.................................................................27
        8.15  No Third Party Rights.......................................................27
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                                       ii
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               ASSET PURCHASE AGREEMENT, dated as of October 24, 2000, by and between STANDARD MEMS, INC., a Delaware corporation ("Purchaser"), and XICOR,
INC., a California corporation ("Seller").

               WHEREAS, Seller and Purchaser desire to enter into this Agreement pursuant to which Seller will sell to Purchaser, and Purchaser will purchase from Seller, certain assets of Seller, and Purchaser will assume certain obligations of Seller, all upon the terms and subject to the conditions hereinafter set forth;

               NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, conditions, agreements, and undertakings hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

               When used in this Agreement, the following terms shall have the respective meanings set forth below:

        1.1 "Additional Agreements" shall mean the Foundry Agreement, the Transitional Services Agreement, and any other agreement or instrument executed and delivered by any of the parties in connection with this Agreement.

        1.2 "Agreement" shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto, as the same may hereafter be amended, modified or supplemented from time to time.

        1.3 "Alternative Transaction" is defined in Section 5.5.

        1.4 "Approval or Permit" shall mean any approval, license, order, permit, registration, or the like issued by, or consent of or notice to, an Authority.

        1.5 "Assumed Obligations" shall mean the obligations of Seller the performance of which shall become due after the Closing Date under each Contract or Other Agreement listed on Schedule 1.5.

        1.6 "Authority" shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

        1.7    "Closing" is defined in Section 2.1.

        1.8 "Closing Date" shall mean the date upon which the Closing occurs.

        1.9 "Code" shall mean the Internal Revenue Code of 1986, as the same may hereafter be amended from time to time. Any reference to a specific section of the Code shall refer to the cited provision as the same may be subsequently amended from time to time, as well as to any successor provision(s).

        1.10 "Confidential Information" is defined in Section 8.2.

        1.11 "Contamination" shall mean the presence in the ambient air, surface water, ground water, land surface or sub-surface strata of Hazardous Materials in concentrations exceeding legally allowable limits.

        1.12 "Contracts or Other Agreements" shall mean all contracts, agreements, indentures, bonds, mortgages, warranties, guaranties, options, leases, subleases, plans, collective bargaining agreements, licenses, purchase orders, sales orders, commitments or other binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto.

        1.13   [Intentionally Omitted]

        1.14 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may hereafter be amended from time to time. Any reference to a specific section of ERISA shall refer to the cited provision as the same may be subsequently amended from time to time, as well as to any successor provision(s).

        1.15 "ERISA Affiliate" shall mean a person or entity which, together with Seller or Purchaser, as the case may be, is treated as a single employer under Section 414 of the Internal Revenue Code.

        1.16 "ERISA Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA.

        1.17   [Intentionally Omitted]

        1.18   [Intentionally Omitted]

        1.19   [Intentionally Omitted]

        1.20 "Excluded Assets" shall mean all property and assets of Seller other than the Purchased Assets. Without limiting the generality of the foregoing, Excluded Assets shall include the property and assets listed on
Schedule 1.20 hereto.

        1.21 "Excluded Liabilities" shall mean all of Seller's liabilities and obligations other than Assumed Obligations, whether direct or indirect, fixed, contingent or otherwise, known or unknown and whether or not disclosed to Purchaser pursuant to this Agreement or otherwise. Without limiting the generality of the foregoing, Excluded Liabilities shall include the following:



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               1.21.1 all accounts payable, accrued expenses and liabilities for materials and services, owed by Seller arising on or prior to or as a result of actions of Seller on or prior to the Closing Date;

               1.21.2 all liabilities and obligations arising out of product warranty and product liability claims and other claims and liabilities for property damage, bodily injury or other damage whether in respect of any express or implied representation, warranty or guarantee, strict liability or otherwise, including without limitation any claim, suit, action or proceeding alleging that any product was defective, or improperly designed or manufactured, and any and all other liabilities of Seller arising on or before the Closing Date or arising out of occurrences, circumstances or actions commencing or in existence on or before the Closing Date or relating to products manufactured or sold by Seller on or before the Closing Date;

               1.21.3 all indebtedness of Seller for borrowed money and all direct or indirect guarantees of Seller of indebtedness, liabilities or obligations of others;

               1.21.4 all contractual obligations of Seller (including without limitation Labor Agreements) which Purchaser does not expressly agree to assume under this Agreement;

               1.21.5 any third party claims alleging damage to the environment and any liability for environmental cleanup costs or for damage to the environment, to the extent arising out of occurrences, circumstances or actions commencing or in existence on or prior to the Closing Date;

               1.21.6 any claims in the nature of fines or penalties imposed by any Authority for violations of Laws or Orders by Seller or the agents, officers, directors, employees or independent contractors for which it is legally responsible prior to the Closing Date, including, without limitation, the Hazardous Material Activities of Seller or the agents, employees or independent contractors for which it is legally liable prior to the Closing Date;

               1.21.7 all liabilities and obligations for wages, salaries and benefits due or payable to Seller's employees, including without limitation all liabilities and obligations relating to or arising under any employee benefit plan maintained or contributed to by Seller, including without limitation accrued vacation benefits, severance benefits, medical costs reimbursement plans and the like, all liabilities and obligations relating to the termination of any employee benefits or employee benefit plan or relating to the termination of employment of any employee of Seller (whether or not such employee is later employed by Purchaser) and all liabilities and obligations arising under state law in connection with payments to terminated employees and judgments and penalties in respect thereof;

               1.21.8 any claims made by any employee or former employee of Seller relating to: employment by Seller or any termination thereof including without limitation in connection with the transactions governed by this Agreement; any incident or event occurring during the term of employment by Seller of any employee or former employee whether or not such employee is later employed by Purchaser; or any injury suffered or illness contracted or any exposure to any substance or condition by any such employee or former employee while so employed by Seller;



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               1.21.9 any liability or obligation arising out of any other cause of action or judicial or administrative action, suit, proceeding or investigation brought by a third party relating to an event occurring or a claim arising on or prior to the Closing Date;

               1.21.10 all liabilities under, or arising from any failure of Seller to give any required notice by, the WARN Act or any similar state or local Law;

               1.21.11 any liability or obligation of Seller in respect of Taxes;

               1.21.12 any claims by or liability or obligation to any shareholder or former shareholder of Seller arising out of claims brought by such shareholder in its capacity as a shareholder of Seller; and

               1.21.13  all liabilities in respect of any Excluded Assets.

        1.22 "Fab Books and Records" shall mean all books and records, vendor lists, part number lists, part specifications, maintenance records, technical documentation, files, correspondence, and other records related to the Purchased Assets or the Fab Business which Seller is not prohibited from disclosing pursuant to non-disclosure agreements, if any.

        1.23 "Fab Business" shall mean Seller's wafer fabrication operations located at 851 Buckeye Court, Milpitas, California.

        1.24 "Fab Unit Employees" is defined in Section 4.10.1.

        1.25 "Foundry Agreement" shall mean the Semiconductor Manufacturing Foundry Agreement to be entered into between Purchaser and Seller pursuant to which Purchaser will manufacture and supply certain products to Seller.

        1.26 "Hazardous Materials" shall mean pollutants, contaminants, chemicals, or industrial materials or wastes designated by an Authority as toxic, hazardous, or otherwise a danger to human health or the environment.

        1.27 "Hazardous Materials Activities" shall mean the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

        1.28 "Inventories" shall mean all inventories of the Seller used or held for use in the Fab Business, including, without limitation, work in process, storehouse stocks, materials, supplies, spare parts, purchased materials, wherever stored or whether in transit, other than those listed as part of Excluded Assets.

        1.29 "IRS" shall mean the United States Internal Revenue Service.

        1.30 "Labor Agreement" shall mean any employment agreement, collective bargaining agreement or other labor agreements relating to any employee of Seller who in connection with the transactions contemplated by this Agreement shall become an employee of Purchaser.



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        1.31 "Law" shall mean any law, statute, regulation, rule, ordinance, or other binding action or pronouncement of an Authority.

        1.32 "Leased Assets" shall mean the items of Tangible Personal Property listed on Schedule 1.32 hereto, legal title to which is held by the Leasing Companies.

        1.33 "Leasing Companies" shall mean the entities listed on Schedule 1.33, hereto.

        1.34 "Lien or Other Encumbrance" shall mean any lien, pledge, mortgage, security interest, charge, conditional sales contract, option, license right, restriction on transfer or use, or other restriction, reversionary interest, right of first refusal, claim under bailment or storage contract, easement or adverse claim, now existing or that hereafter may come into existence upon the passage of time or the occurrence of any transaction contemplated hereby.

        1.35 "LOI" means the letter of intent dated October 4, 2000, heretofore entered into between Seller and Purchaser with respect to the transactions contemplated by the Agreement.

        1.36 "Loss" shall mean any damage, award, judgment, payment, diminution in value or other loss, however suffered or characterized, all interest ordered to be paid thereon, all costs and expenses paid to any third party incurred in investigating or defending any claim, lawsuit, or arbitration, or therefrom, and all actual, reasonable attorneys' fees incurred in connection therewith.

        1.37 "Material Adverse Effect" shall mean, with respect to any Person, any change(s), effect(s), circumstance(s) or condition(s) that, individually or in the aggregate, are or may reasonably be expected to be materially adverse to
(i) the Purchased Assets or the operation thereof before or after the Closing, or (ii) the ability of either party to perform its obligations under this Agreement.

        1.38 "Order" shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

        1.39 "Person" shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including any agency, department, bureau, board, division or instrumentality thereof), trustee, receiver or liquidator or any subsidiary thereof.

        1.40 "Purchased Assets" shall mean all of the:

               1.40.1 Tangible Personal Property;

               1.40.2 Inventories;

               1.40.3 Fab Books and Records;

               1.40.4 the Contracts or Other Agreements listed on Schedule 1.5;



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               1.40.5 all rights under express or implied warranties from suppliers or contractors insofar as they relate to the Fab Business and;

               1.40.6 the claims or chooses in action listed on Schedule 1.40.6 or otherwise relating to or arising out of the Fab Business or the Purchased Assets.

        1.41 "Purchase Price" is defined in Section 2.5.

        1.42 "SMI/Fab Employees" is defined in Section 5.4.1.

        1.43 "Tangible Personal Property" shall mean all machinery, equipment, furniture, computers, hardware, tools, stores and other tangible personal property used or held for use in or necessary to or desirable in conducting the Fab Business, including without limitation the assets listed on Schedule 4.8.1, but excluding the Excluded Assets.

        1.44 "Tax Returns" shall mean, collectively all Federal, state, foreign, and local tax reports, returns, information returns and other related documents required by any relevant taxing Authority to be filed with such Authority.

        1.45 "Taxes" shall mean, collectively all taxes, including without limitation, income, gross receipts, net proceeds, alternative, add-on, minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, environmental, occupational, interest equalization, windfall profits and severance taxes, and all other like governmental charges, including interest and penalties with respect to any of the foregoing.

        1.46 "Third Party Consent" is defined in Section 4.3.

        1.47 "Transition Services Agreement" shall mean the agreement to be entered into between Purchaser and Seller pursuant to which, following the Closing, each party shall provide certain services to the other party.

        1.48 "Transitional Use Agreement" shall mean an agreement, if required to enable the Purchaser to utilize the Leased Assets, in form satisfactory to Purchaser, to be entered into on or before the Closing Date between Purchaser and Seller, and acknowledged and agreed to in writing by each of the Leasing Companies, providing for the use of the Leased Assets by Purchaser from and after the Closing.

        1.49 "WARN Act" shall mean the federal Worker Adjustment and Retraining Notification Act.

        1.50 "Welfare Plan" shall mean any employee welfare benefit plan within the meaning of Section 3(1) of ERISA.



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                                   ARTICLE II
                    PURCHASE AND SALE OF ASSETS; THE CLOSING

        2.1 CLOSING. The closing (the "Closing") shall occur at 10:00 a.m. October 30, 2000 at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California 94304, or on such other day and/or location as may be agreed by Purchaser and Seller.

        2.2 ASSETS TO BE TRANSFERRED. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all of the Purchased Assets, with such changes thereto as may occur in the ordinary course of business, consistent with the terms and conditions of this Agreement, from the date hereof to the Closing; provided, however, that with respect to the Leased Assets, Seller shall sell, assign, convey, transfer and deliver the same to Purchaser not later than thirty
(30) days following the Closing Date. The sale and purchase of the Purchased Assets shall be effected by a bill of sale and such other agreements, assignments, and instruments of transfer as shall be reasonably acceptable to the parties and their respective counsel.

        2.3 ASSUMED LIABILITIES AND OBLIGATIONS. At the Closing, Purchaser shall assume and shall thereafter pay, discharge and perform in the ordinary course only the Assumed Obligations

        2.4 NO OTHER LIABILITIES OR OBLIGATIONS ASSUMED. Purchaser shall not assume or become liable for any of the Excluded Liabilities, and Seller shall and does hereby retain responsibility for, and shall promptly pay, discharge, perform in the ordinary course or otherwise satisfy the Excluded Liabilities.

        2.5 PAYMENT OF PURCHASE PRICE. In consideration for the sale and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, Purchaser shall pay to Seller an aggregate purchase price of $12,825,000.00 (the "Purchase Price"), to be paid as hereinafter set forth. At the Closing:

               (i) Seller shall be entitled to unrestricted use of the $1,000,000 paid by Purchaser to Seller on October 4, 2000 as a Purchase Price deposit;

               (ii) Purchaser will deliver payments to the Leasing Companies in amounts required to fulfill Seller's obligations under the respective leases for the Leased Assets, but in any case not in excess, in the aggregate, of $11,825,000.00 and provided that Seller has not later than three (3) business days prior to the Closing Date provided to Purchaser, in writing, a schedule setting forth the amounts and payment instructions with respect to such payments; and

               (iii) Purchaser will deliver the balance of the Purchase Price to Seller by wire transfer to an account in the U.S. designated by Seller not later than three (3) business days prior to the Closing Date.



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        2.6 PURCHASER DELIVERIES AT CLOSING.

               2.6.1 At the Closing, Purchaser shall deliver to Seller the following:

                      (a) complete and accurate copies of resolutions duly adopted by Purchaser's Board of Directors in full force and effect as of the Closing, authorizing Purchaser to execute, deliver, and perform this Agreement and the Additional Agreements, certified as such by an appropriate officer of Purchaser, together with a good standing certificate dated within seven days of the Closing Date;

                      (b) the opinion of Morrison & Foerster LLP, counsel to Purchaser, in form reasonably satisfactory to Seller; and

                      (c) a California resale certificate with respect to the work in process included in the Purchased Assets; and

                      (d) such other documents, instruments and certificates as are reasonably requested by Seller to be delivered by Purchaser at the Closing, to the extent not theretofore delivered.

        2.7    SELLER DELIVERIES AT CLOSING.

               2.7.1 At the Closing, Seller shall deliver to Purchaser the following:

                      (a) duly executed assignments of the Contracts or Other Agreements listed on Schedule 1.5 and all Third Party Consents listed on
Schedule 4.3, in form and substance reasonably satisfactory to Purchaser;

                      (b) a duly executed bill of sale with respect to the Purchased Assets, in form reasonably satisfactory to Purchaser and Seller;

                      (c) complete and accurate copies of resolutions duly adopted by Seller's Board of Directors in full force and effect as of the Closing, authorizing Seller to execute, deliver, and perform this Agreement and the Additional Agreements, certified as such by an appropriate officer of Seller, together with a good standing certificate issued by the State of California dated within seven days of the Closing Date;

                      (d) the Transitional Use Agreement, if required to enable Purchaser to utilize Leased Assets, executed by Seller and including written acknowledgements and agreements thereto duly executed by each of the Leasing Companies;

                      (e) the opinion of Wilson Sonsini Goodrich & Rosati, counsel to Seller, in form reasonably satisfactory to Purchaser; and

                      (f) such other documents, instruments and certificates as are reasonably requested by Purchaser to be delivered by Seller at the Closing to the extent not theretofore delivered.



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        2.8    ADDITIONAL AGREEMENTS TO BE EXECUTED AT CLOSING.

               At or prior to the Closing, Seller and Purchaser shall execute the Transition Services Agreement and the Foundry Agreement.

        2.9    PAYMENT OF TAXES.

               Seller agrees to pay and hold Purchaser harmless from all transfer taxes, sales taxes and other similar Taxes or charges imposed by any governmental entity in connection with the sale and transfer of the Purchased Assets to Purchaser. Each of Purchaser and Seller shall prepare and file, and shall fully cooperate with the other party with respect to such preparation and filing of, any returns and other filings relating to any such taxes, fees, charges, or transfers, as may be required. Following receipt by Purchaser of Seller's properly documented payment therefor, Purchaser shall reimburse Seller $180,000 for the pro-rated portion of 2000 - 2001 pre-paid personal property taxes paid by Seller that are directly related to the Purchased Assets.

        2.10   VALUATION AND ALLOCATION OF PURCHASE PRICE.

               The parties shall use all reasonable efforts to agree as to the allocation of the Purchase Price among the Purchased Assets within thirty (30) days after the Closing Date. The parties agree to be bound for all tax purposes by such allocation and to execute and file IRS Forms 8594 consistent therewith.

        2.11   NON-ASSIGNABLE INSTRUMENTS.

               Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any contract, agreement, license, lease, sales order, purchase order or other commitment which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given or
(ii) any Contract or Other Agreements or claim as to which all the remedies for the enforcement thereof enjoyed by Seller would not pass to Purchaser as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every Contract and Other Agreement and claim of the character described in clauses (i) and (ii) above that are included in the Purchased Assets, and all claims and demands on such Contracts and Other Agreements, may be realized, Seller shall, by itself or by its agents, at the request and under the direction of Purchaser, in the name of Seller or otherwise as Purchaser shall specify and as shall be permitted by law, take all such action and do or cause to be done all such things as shall in the opinion of Purchaser be necessary or proper (x) in order that the rights and obligations of Seller under such Contracts and Other Agreements shall be preserved and (y) for, and to facilitate, the collection of the monies due and payable, and to become due and payable, to Seller in and under every such Contract or Other Agreement and claim and in respect of every such claim and demand, and Seller shall hold the same for the benefit of and shall pay the same over promptly to Purchaser.

        2.12   INTERDEPENDENCE.

The transfers and deliveries described in this Article II to take place at the Closing are mutually interdependent and regarded as occurring simultaneously as of the close of business on the Closing Date; and, unless waived by both the transferor and transferee, no such transfer or



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

delivery shall become effective unless and until all other transfers and deliveries provided for in this Article II have also been consummated.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser hereby represents and warrants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations and warranties notwithstanding any investigation made by Seller or on its behalf:

        3.1    ORGANIZATION; AUTHORITY; DUE AUTHORIZATION.

               3.1.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Purchaser is duly qualified or licensed to do business as a foreign corporation and in good standing in the State of California.

               3.1.2 Authority to Execute and Perform Agreements. Purchaser has all requisite corporate power and authority required to enter into, execute and deliver this Agreement and all of the Additional Agreements and to perform fully its obligations hereunder and thereunder.

               3.1.3 Due Authorization; Enforceability. Purchaser has taken all board of director and other corporate action necessary to authorize it to enter into and perform fully its obligations under this Agreement and the Additional Agreements and to consummate the transactions contemplated herein and therein. This Agreement is, and upon the execution and delivery thereof by Purchaser, each Additional Agreement to which Purchaser is a party will be, the legal, valid, and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such may be subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally (including, without limitation, laws pertaining to preferential and fraudulent transfers), and that equitable remedies are subject to the discretion of the court.

        3.2 NO VIOLATION. Neither the execution or delivery by Purchaser of this Agreement or any of the Additional Agreements nor the consummation of the transactions contemplated herein or therein, will (i) violate any provision of the Certificate of Incorporation or bylaws or other charter document of Purchaser, (ii) violate, conflict with, or constitute a default under, permit the termination of, or cause the loss of any right or option under, any Contract or Other Agreement to which Purchaser is a party, (iii) require any Approval or Permit or consent of or notice to any party, (iv) result in the creation or imposition of any Lien or Other Encumbrance upon Purchaser's business or any of its assets, or (v) violate or require any consent or notice under any Law or Order to which Purchaser or its assets is subject.

        3.3 BROKERS, FINDERS AND INVESTMENT BANKERS. Neither Purchaser nor any of its officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

        3.4 INSPECTION. Purchaser has had satisfactory time and opportunity to conduct its own inspection and examination of the Fab Business and the Purchased Assets including the opportunity to conduct any environmental tests or investigations of the Fab Business, Purchased Assets or surrounding areas that Purchaser deems necessary or proper.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller hereby represents and warrants to Purchaser as follows, and acknowledges and confirms that Purchaser are relying upon such representations and warranties notwithstanding any investigation made by Purchaser or on its behalf:

        4.1    ORGANIZATION; AUTHORITY; DUE AUTHORIZATION.

               4.1.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.

               4.1.2 Authority to Execute and Perform Agreements. Seller has all requisite corporate power and authority required to enter into, execute and deliver this Agreement and all of the Additional Agreements and to perform fully Seller's obligations hereunder and thereunder.

               4.1.3 Due Authorization; Enforceability. Seller has taken all board of director and other corporate action necessary to authorize it to enter into and perform fully its obligations under this Agreement and all of the Additional Agreements and to consummate the transactions contemplated herein and therein. This Agreement is, and upon the execution and delivery thereof by Seller each Additional Agreement to which Seller is a party will be, the legal, valid, and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as such may be subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally (including, without limitation, laws pertaining to preferential and fraudulent transfers), and that equitable remedies are subject to the discretion of the court.

        4.2 NO VIOLATION. Except as disclosed in Schedule 4.2, neither the execution nor delivery by Seller of this Agreement or any Additional Agreement nor the consummation of the transactions contemplated herein or therein will (i) violate any provision of the Certificate of Incorporation or bylaws of Seller,
(ii) violate, conflict with, or constitute a default under, permit the termination of, or cause the loss of any right or option under, any Contract or Other Agreement to which Seller is a party, (iii) require any Approval or Permit or consent of or notice to any party, (iv) result in the creation or imposition of any Lien or Other Encumbrance upon any of the Purchased Assets, or (v) violate or require any consent or notice under any Law or Order to which Seller or any of the Purchased Assets is subject. Without limiting the generality of the foregoing, (i) prior to entering into the LOI, Seller terminated any and all prior letters of intent and other Contracts or Other Agreements relating to the sale of the Purchased Assets, and (ii)

Seller's execution and delivery of the LOI did not breach any Contract or Other Agreement to which Seller is, or was at the time of the execution of the LOI, a party or is or at such time was otherwise bound, including without limitation any previously executed letter of intent or similar agreement relating to the sale of the Purchased Assets (or any portion thereof).

        4.3 REGULATORY APPROVALS AND OTHER CONSENTS. Schedule 4.3 sets forth a complete and accurate description of each consent of or notice to any third party to any Contract or Other Agreement ("Third Party Consent") or Approval or Permit under any Law or Order that must be obtained , given, or otherwise satisfied by Seller in order that (i) the execution or delivery by Seller of this Agreement or any of the Additional Agreements and (ii) the consummation of the transactions contemplated herein or therein, will not cause any breach of the representations and warranties contained in Section 4.2.

        4.4 INVENTORIES. Schedule 4.4 is a list of all Inventories, complete and accurate as of its date, which is a date within ten (10) days of the date hereof. The Inventories consist only of material in merchantable condition and useable and saleable in the ordinary course of business consistent with past practice. All such Inventories are owned by Seller free and clear of any Liens or Other Encumbrance.

        4.5 MATERIAL ADVERSE CHANGES. Since June 30, 2000, Seller has operated the Purchased Assets only in the ordinary course and consistent with prior practices (except as to volume of production), and has not made or instituted, with respect to the operation of the Purchased Assets, any unusual or novel method of manufacture, purchase, lease, management or operation or that varies materially from those in use as of such date, and since such date nothing has occurred respecting the Purchased Assets that has had or that is reasonably likely to have a Material Adverse Effect.

        4.6    TAXES; COMPLIANCE WITH LAWS; GOVERNMENTAL MATTERS.

               4.6.1 Seller has filed all Tax Returns that Seller is required to file, within the times and in the manner prescribed by Law, and has paid or provided for all Taxes shown thereon to be due and owing by it and has paid or provided for all deficiencies or other assessments of Taxes, interest or penalties owed by it, and no taxing Authority has asserted any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax Returns.

               4.6.2 Seller has complied with, and is now in compliance with, all Laws or Orders applicable to the Fab Business. Schedule 4.6.2(i) sets forth each Approval or Permit required for or material to the conduct of the Fab Business as conducted by Seller, including without limitation, Approvals or Permits relating to environmental compliance and related matters, together with its date of expiration and a brief description of its material terms. The Approvals or Permits already held by Seller as disclosed in Schedule 4.6.2(i) are the only Approvals or Permits material to or necessary for the conduct of the Fab Business and the operation of the Purchased Assets, and each of such Approvals and Permits is and as of the Closing Date will continue to be valid, current and in full force and effect, and there are not pending or, to the knowledge of Seller, threatened in a writing to Seller, any proceedings which could result in the termination or impairment of any Approvals and Permits. Purchaser must seek a regulatory or other permitted transfer of, or obtain through separate application for itself, any applicable licenses and permits, including environmental licenses and permits, which are required for Purchaser's operation or ownership of the Transferred Assets. Schedule 4.6.2(ii) contains a nonexclusive list of items that, to Seller's knowledge, Purchaser may have to address to operate the Fabrication Facility under its ownership.

               4.6.3 Without limiting the generality of the foregoing or any other representation or warranty contained in this Agreement, Seller is unaware and has no knowledge of (i) any violation of any Laws or Orders relating to environmental matters, or (ii) any Contamination at or emanating from the Fab Business's facilities prior to or as of the Closing Date.

        4.7 LITIGATION. Schedule 4.7 sets forth an accurate and complete description of every pending or, to Seller's knowledge, threatened adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure action), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise relating to or affecting (i) Seller, to the extent that such claim, dispute, investigation, suit, action, arbitration or proceeding, if determined adverse to Seller, is reasonably likely to have a Material Adverse Effect, or (ii) the Purchased Assets, or (iii) the transactions contemplated by this Agreement. No Order is in effect enjoining or requiring Seller to take or refrain from taking any action of any kind with respect to the Fab Business or the Purchased Assets.

        4.8    ASSETS.

               4.8.1 Tangible Personal Property. Schedule 4.8.1 lists, as of the date hereof, each item of machinery, equipment including computers, furniture, material hardware and tools and other material tangible personal property used by Seller in, or necessary or desirable in conducting, the Fab Business, identifying its location, and, if not owned by Seller, the owner thereof and any Contract or Other Agreement relating to the possession or use thereof.

               4.8.2 Seller has and in accordance with this Agreement will convey to Purchaser at the Closing good and marketable title to each of the Purchased Assets, other than the Leased Assets, free and clear of all Liens or Other Encumbrances. Title to the Leased Assets will be conveyed to Purchaser not later than thirty (30) days following the Closing Date in accordance with Sections 2.2 and 5.7 hereof, and such Leased Assets will at such time be conveyed to Purchaser free and clear of all Liens or Other Encumbrances.

               4.8.3 Use Restrictions. Except as disclosed in Schedule 4.8.3, none of the Purchased Assets is subject to (a) any contractual restriction on the manner in, purpose for, or location at, which same may be used, or (b) other restriction on any use of same that would result from the consummation of the transactions contemplated hereby.

               4.8.4 Limitation of Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED,

CONCERNING THE PURCHASED ASSETS, INCLUDING AS TO ENVIRONMENTAL MATTERS, IT BEING SPECIFICALLY UNDERSTOOD BY PURCHASER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE IV, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS" IN ALL RESPECTS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF PURCHASER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

        4.9 AGREEMENTS. To the best of Seller's knowledge, Schedule 4.9 sets forth a true and complete list of each Contract or Other Agreement now in effect relating to the Purchased Assets or the Fab Business, other than Contracts or Other Agreements relating to the sale of products by Seller. All of such Contracts and Other Agreements relating to the Purchased Assets or the Fab Business and included in the definition of Assumed Obligations are assignable and shall be assigned by Seller to Purchaser in connection with the transactions contemplated by this Agreement.

               4.9.1  Except as disclosed in Schedule 4.9:

                      (a) each Contract or Other Agreement listed on Schedule
4.9 or otherwise material to the Fab Business is the valid, legal and binding obligation of Seller and, to Seller's knowledge, of the other parties thereto, enforceable in all material respects in accordance with its terms against such other party and is in full force and effect, except as such may be subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally (including, without limitation, laws pertaining to preferential and fraudulent transfers), and that equitable remedies are subject to the discretion of the court;

                      (b) to Seller's knowledge, no other party to any Contract or Other Agreement listed on Schedule 4.9 or otherwise material to the Fab Business is now in breach thereof or has breached the same in any material respect prior to the date hereof; Seller has no knowledge of any anticipated breach thereof by any such party; and there is not currently unresolved, any disagreement or dispute arising under any such Contract or Other Agreement;

                      (c) Seller is not a party to, nor bound by, any Contract or Other Agreement that restricts the conduct of the Fab Business or the operation of the Purchased Assets;

        4.10   LABOR AND EMPLOYMENT MATTERS.

               4.10.1 Labor Agreements. Schedule 4.10.1 sets forth a true and current list of all Labor Agreements now in effect with respect to any Seller employee employed in the Fab Business ("Fab Unit Employees"). Seller has previously delivered to Purchaser true and correct information concerning each Fab Unit Employee, including the pay scale for each class of Fab Unit Employees, and with respect to each Fab Unit Employee, his or her: (i) name; (ii) position;
(iii) location of employment; (iv) date of hire; and (v) changes in employment status, if any, since October 4, 2000.

               4.10.2 Compliance With Labor Laws and Agreements. Except as disclosed in Schedule 4.10.2: (i) Seller has complied in all material respects with all Labor Agreements and all applicable Laws and Orders relating to employment or labor and relating to any Fab Unit Employee; (ii) no such Law or Order requires Seller or Purchaser to give any notice, make any filing, or receive any License or Permit, or take any other action to, with, or from or with respect to any Authority in connection with the transactions contemplated hereby; and (iii) there is no legal prohibition with respect to the permanent residence of any Fab Unit Employee in the United States or his or her permanent employment by Seller or Purchaser. No present or former Fab Unit Employee will have at the Closing Date, any claim against Seller or Purchaser for any matter including, without limitation, for wages, salary, vacation or sick pay, or under any ERISA Plan, and no such employee is a member of a labor union.

               4.10.3 Benefit Plans.

                      (a) Schedule 4.10.3(a) sets forth a list, true and complete in all material respects, of all employee benefit plans (including agreements) covering present Fab Unit Employees, including, but not limited to, any ERISA Plan, any pension, profit sharing, deferred compensation, bonus, stock option, stock purchase, savings, retainer, consulting, retirement, welfare or incentive plans, agreements, or arrangements (including ERISA Plans) maintained or contributed to by Seller, and any plan, agreement, or arrangement under which "fringe benefits" (including, but not limited to, hospitalization plans or programs, medical insurance, vacation plans or programs, sick plans or programs and related benefits) are afforded to any employee of Seller. With respect to each such plan, Seller has provided Purchaser with a true and complete copy of the plan document and summary plan description and, where applicable, the most recent Form 5500 filed for the plan.

                      (b) Except as disclosed in Schedule 4.10.3(b), neither Seller nor any of its ERISA Affiliates has incurred (nor has any event occurred or condition been incurred or a claim been threatened which reasonably can be anticipated to result in Seller's or any of its ERISA Affiliate's incurring) any material loss or liability in connection with any existing or previously existing employee benefit plan which could become, on or after the Closing Date, an obligation or liability of Purchaser or which has or could give rise to any liens on any of the Purchased Assets. Without limiting the foregoing, (i) Seller is not individually or jointly and severally liable for any material liability relating to any employee benefit plan maintained or contributed to or formerly maintained or contributed to by Seller or by an ERISA Affiliate covering any Fab Unit Employee, (ii) to the best knowledge of Seller, no plan described in clause
(i) is underfunded or otherwise is reasonably likely to result in material liability to Seller or Purchaser, and (iii) Seller does not currently and has not in the last six years contributed to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

                      (c) Each plan maintained by Seller covering any Fab Unit Employee that is a group health plan, within the meaning of Section 607 of ERISA, has been operated in compliance with the requirements of Sections 601 through 608 of ERISA ("COBRA"). Except as required by COBRA, Seller does not maintain any plan or other arrangement that provides for post-termination of employment health or other welfare benefits.

        4.11 SUPPLIERS. Schedule 4.11 identifies all Persons that currently supply or, in the period January 1, 2000 through September 30, 2000, supplied goods or services material to the Fab Business's manufacture of products or provision of services and the goods or services so supplied. Seller has no reason to believe that Purchaser would not be able to purchase the same goods or services from such Persons on comparable terms. No supplier of the Fab Business, has indicated in any manner an intention to terminate or modify their relationship with Seller or the Fab Business, including without limitation, where applicable, an intention to change the prices or terms of sale or purchase, in its dealings with the Fab Business. Seller has no reason to believe that any such change will be made or that any such relationship will not be transferred to Purchaser on substantially the same terms now obtaining.

        4.12 BROKERS, FINDERS AND INVESTMENT BANKERS. Neither Seller nor Seller's officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

        4.13 STATEMENTS NOT MISLEADING. Neither this Agreement, including all exhibits and Schedules hereto, nor any documents or instruments delivered to Purchaser in connection with this Agreement and the transactions contemplated hereby, contains any untrue statement of any material fact or omits to state any material fact required to be stated to make such statement, document or instrument not misleading.

                                    ARTICLE V
                                CERTAIN COVENANTS

               The parties hereto covenant and agree as follows:

        5.1 BUSINESS EXAMINATIONS AND PHYSICAL INVESTIGATIONS OF ASSETS. Prior to the Closing Date, Seller shall permit Purchaser, through its employees and representatives, to make such investigations and examinations of the Purchased Assets and the Fab Books and Records as Purchaser may reasonably request. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. All such information shall be kept confidential pursuant to Section 8.2. Notwithstanding the foregoing, prior to the Closing Date, Purchaser may conduct sub-surface investigations of the Fab Business only to the extent permitted by any applicable lease and only pursuant to methods and procedures approved in writing by the Seller prior to the commencement of any such investigation.

        5.2 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Seller shall not operate the Fab Business other than in the ordinary course of business nor make or institute, with respect to the Fab Business, any unusual or novel methods of manufacture, purchase, lease, or operation or that varies materially from those in use as of the date hereof, and Seller shall maintain, keep and preserve the Purchased Assets in good condition and repair. Without limiting the generality of the foregoing, Seller will not authorize or consummate any sales of any Purchased Assets, other than sales of inventory in the ordinary course of business. In addition, Seller shall use commercially reasonable efforts (i) to keep available for Purchaser's benefit the services of the employees, agents, and independent contractors of the Fab Business, and (iii) to preserve for the benefit of Purchaser the goodwill of the suppliers, and others having business relations with the Fab Business. In addition, during such period Seller shall not (i) increase the salary or other compensation or otherwise change the employment status of any Fab Unit Employee; or (ii) enter into, amend or terminate any Contract or Other Agreement that is an Assumed Liability or any Contract or Other Agreement with a Fab Unit Employee.

        5.3 LITIGATION. From the date hereof through the Closing Date, Seller shall promptly notify Purchaser of any lawsuit, claim, proceeding, or investigation that after the date hereof is threatened or commenced against Seller that is required to be included on Schedule 4.7.


        5.4    ARRANGEMENTS WITH EMPLOYEES.

               5.4.1 In connection with the transaction contemplated by this Agreement, Purchaser currently expects to make offers of employment to those of Seller's employees employed in the Fab Business listed on Schedule 5.4.1, and such employees may accept such offers (employees receiving and accepting such offers being referred to herein as "SMI/Fab Employees"). Purchaser currently expects that any such offers of employment will provide for compensation packages that are substantially similar (though not necessarily on a benefit-by-benefit basis) as were paid or provided to such employees by Seller as of October 4, 2000. Notwithstanding the foregoing, nothing herein shall require Purchaser to offer employment to any particular employee or employees of Seller, whether listed on such Schedule 5.4.1 or otherwise, and any offers of employment that are made by Purchaser shall be on such terms as are determined by Purchaser in its sole discretion.

               5.4.2 Seller shall issue termination notices to the Fab Unit Employees and shall provide all usual, customary and legally required documents to terminate such employees' employment. Seller shall pay the Fab Unit Employees' salary or wages (including accrued vacation pay and any other amounts to which such employees are entitled by reason of the employment by, or termination of employment by, Seller) accrued through the Closing Date. Any severance benefits due such employees upon their termination by Seller shall be the responsibilities of Seller and not of Purchaser.

               5.4.3 To the extent required by applicable Law, Seller shall provide all its employees who cease to be employees, including the SMI/Fab Employees, with any information regarding individual conversion privileges under any group insurance, long-term disability, long-term care, and other group and/or individual policies maintained on behalf of employees. To the extent required by applicable Law, Seller shall provide all of its employees who cease to be employees, including the SMI/Fab Employees, with the ability to elect continuation health coverage under their respective health programs in accordance with the Consolidated Omnibus Budget Reconciliation of 1985, as amended ("COBRA"), and shall comply with all other applicable Laws relating to the termination of employees.

               5.4.4 Promptly following the Closing, Purchaser intends to require the SMI/Fab Employees to sign agreements with respect to the confidentiality and nondisclosure of confidential information and the assignment of rights to Purchaser.

               5.4.5 Seller will pay each Fab Unit Employee who accepts employment with Purchaser and remains in Purchaser's employ through December 31, 2000, an amount equal to 50% of the severance pay that such Fab Unit Employee would have been entitled to receive from Seller on the Closing Date. To the extent that SMI/Fab Employees leave the employ of Purchaser before such date, Seller shall have no obligation to make such payments to Purchaser.

        5.5 ALTERNATIVE TRANSACTIONS. From and after the date hereof, and through November 7, 2000, Seller will not directly or indirectly, take any of the following actions with any Person, other than Purchaser: (a) solicit, initiate, or encourage any proposals or offers from, or conducts discussions with or engage in negotiations with, any Person relating to any possible transaction involving the Purchased Assets or a material portion thereof (an "Alternative Transaction"), (b) provide information with respect to Seller or the Assets, other than to Purchaser, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Alternative Transaction, or (c) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Transaction other than with Purchaser. From and after the date hereof, and through the Closing Date (unless this Agreement is earlier terminated, but in any case through at least November 7, 2000), Seller will not enter into a contract with any person, other than Purchaser, providing for an Alternative Transaction or that is otherwise inconsistent with the transactions contemplated by this Agreement.

        5.6 BOOKS AND RECORDS. Following the Closing, upon the request of any party, each other party shall make available to the requesting party such records and information relating to the Purchased Assets in its possession that the requesting party may reasonably require in connection with income, franchise or other tax matters or for any other proper purpose under circumstances in which such information cannot be readily obtained from another source.

        5.7 LEASED ASSETS. Not later than thirty (30) days following the Closing Date, Seller shall sell, assign, convey, transfer and deliver, or cause the Leasing Companies to sell, assign, convey, transfer and deliver, to Purchaser, without any additional payment or other consideration being paid or delivered by Purchaser, good and marketable title to all of the Leased Assets, together with evidence reasonably satisfactory to Purchaser that good and marketable title to each of such Leased Assets has been so conveyed to Purchaser free and clear of all Liens or Other Encumbrances.

        5.8. WAFER FABRICATION PLANT REMEDIATION. After the Closing Date, and promptly following receipt of Purchaser's properly documented invoices therefor, Seller will pay to Purchaser (i) the actual cost including applicable sales tax, but not to exceed $300,000, for the re-coating of the trench in the fabrication facility, and (ii) the actual cost including applicable sales tax, but not to exceed $25,000, of the replacement of the fuel storage tank at the fabrication facility with a substantially similar new tank.

        5.9. SHRINK-WRAP SOFTWARE. Seller shall transfer to Purchaser at the Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to the shrink-wrap personal computer software (also known as conditions-of-use software) being used in its ordinary course of business as of the date of this Agreement on the personal computers that are Purchased Assets. Seller further agrees to transfer to Purchaser at the Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to all upgrades and updates to the shrink-wrap personal computer software that is in Seller's possession and being used on the personal computers that are Purchaser Assets as of the Closing Date. If such software copyrights are owned by Seller, Seller's license terms and conditions continue to apply. Notwithstanding the foregoing, Seller shall not provide Purchaser with software that resides on the Seller's computer network servers.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

        6.1 CONDITIONS TO PURCHASER'S OBLIGATION. The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment or waiver, at or before the Closing Date, of all of the conditions set forth below in this Section 6.1.

               6.1.1 Representations and Warranties; Performance of Covenants.
(a) The representations and warranties of Seller in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; (b) each obligation of Seller to be performed by the Closing Date shall have been timely performed; (c) there shall not have occurred between the date hereof and the Closing Date any act of God, war, or terrorism, fire, explosion, or other catastrophe reasonably likely to have a Material Adverse Effect; (d) no action, suit or proceeding shall have been instituted before any court or governmental body or instituted or overtly threatened by any governmental agency or body that might have a Material Adverse Effect; and (e) Seller shall have delivered to Purchaser certificates to such effect, to the knowledge of the officer signing the same, dated the Closing Date and signed by the President or Chairman of Seller.

               6.1.2 Third Party Consents. Each Approval or Permit and Third Party Consent of parties listed in Schedule 4.3 shall have been obtained upon terms and conditions reasonably satisfactory to Purchaser.

               6.1.3 No Action or Proceeding. No Authority shall have issued an Order, temporary, preliminary, or otherwise restraining the transactions contemplated herein, and no action, suit or proceeding shall have been commenced seeking such an Order.

               6.1.4 Lease. Purchaser and Callahan-Pentz Properties, Buckeye Court Two shall have entered into a Lease for the real property known as and located at 851 Buckeye Court, Milpitas, California 95035.

               6.1.5 Transitional Use Agreements. Purchaser and Seller shall have entered into a Transitional Use Agreement, to the extent required to enable the Purchaser to utilize the Leased Assets, which shall have been acknowledged and agreed to in writing by each Leasing Company.

               6.1.6 Additional Agreements. The parties shall have entered into the Transitional Services Agreement and the Foundry Agreement.

               6.1.7 Deliveries. Seller shall have made all deliveries required to be made to Purchaser pursuant to Sections 2.7 and 2.8.

        6.2 CONDITIONS TO SELLER'S OBLIGATION. The obligation of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment or waiver, at or before the Closing Date, of all the conditions set forth below in this Section 6.2.

               6.2.1 Representations and Warranties. (a) The representations and warranties of Purchaser in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; (b) each obligation of Purchaser to be performed by the Closing Date shall have been timely performed; (c) there shall not have occurred between the date hereof and the Closing Date any act of God, war, or terrorism, fire, explosion, or other catastrophe reasonably likely to have a Material Adverse Effect; (d) no action, suit or proceeding shall have been instituted before any court or governmental body or instituted or overtly threatened by any governmental agency or body that might have a Material Adverse Effect; and (e) Purchaser shall have delivered to Seller certificates to such effect, to the knowledge of the officer signing the same, dated the Closing Date and signed by the President or Chairman of such Purchaser.

               6.2.2 No Action or Proceeding. No Authority shall have issued an Order, temporary, preliminary, or otherwise restraining the transactions contemplated herein, and no action, suit or proceeding shall have been commenced seeking such an Order.

               6.2.3 Additional Agreements. The parties shall have entered into the Transitional Services Agreement and the Foundry Agreement.

               6.2.4 Deliveries. Purchaser shall have made all deliveries required to be made to Seller pursuant to Sections 2.6 and 2.8.

                                   ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

        7.1 SURVIVAL. All representations and warranties, covenants, agreements, and other undertakings of the parties contained in this Agreement or in any writing delivered pursuant hereto, shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, for a period of one (1) year following the Closing Date; provided, however, that (i) all representations and warranties with respect to title in or to the Purchased Assets and (ii) Seller's indemnification obligations with respect to Excluded Liabilities, shall survive without limitation; and provided further, that the expiration of any representation or warranty shall not affect any claim made in writing and delivered pursuant to Sections 7.4 and 8.4, prior to the date of such expiration.

        7.2 INDEMNIFICATION BY PURCHASER. Subject to the next sentence, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its subsidiaries, stockholders, directors, officers, employees, and agents from and against: any Loss that may be incurred or suffered by any such party and arising out of or resulting from: (a) any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement; (b) enforcement of this indemnity; (c) the conduct of the Fab Business after the Closing Date, except that any liability arising out of the sale of products by Purchaser to Seller shall be covered under the Foundry Agreement; (d) the operation of the Purchased Assets, except that any liability arising out of the sale of products by Purchaser to Seller shall be covered under the Foundry Agreement; (e) any act or omission (including without limitation any Hazardous Material Activities) by the Purchaser or any officer, director, employee, agent or independent contractor for which Purchaser is legally responsible in connection with the conduct of the Fab Business after the Closing Date; (f) any Contamination which first comes to be present at the Fab Business after the Closing Date; (g) any claim(s) that Purchaser engaged in discriminatory and/or unfair hiring practices in violation of applicable state and/or Federal laws; and/or (h) the Assumed Obligations. Purchaser shall have no liability under clause (a) of the preceding sentence (i) unless and until the total amount of Losses referred to in such clause (suffered by all parties having any indemnification claim under such clause) exceed $100,000, or (ii) respecting any breach of representation or warranty or breach of any covenant or agreement performance of which shall be due or which has been made or warranted on or before the Closing Date, unless any party seeking indemnification for such breach shall have given Purchaser notice thereof or of any claim potentially giving rise thereto within the relevant survival period as set forth in Section
7.1. In no event shall Purchaser's aggregate liability under clause (a) of the first sentence of this Section 7.2 exceed $500,000. The indemnification provisions set forth in this Section 7.2 shall be Seller's sole remedy with respect to the Agreement, except as otherwise provided in Section 8.14.

        7.3 INDEMNIFICATION BY SELLER. Subject to the next sentence, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its subsidiaries, stockholders, directors, officers, employees, and agents from and against (a) any Loss that may be incurred or suffered by any such party and arising out of or resulting from any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement; (b) any Loss that may be incurred or suffered by any such party arising out of or resulting from any failure of Seller to comply with any bulk sales law, (c) any Loss that may be incurred or suffered by any such party arising out of any Excluded Liabilities, (d) any Loss that may be incurred or suffered by any such party arising out of or relating to any Contract or Other Agreement entered into or alleged to have been entered into between Seller and any third party with respect to an Alternative Transaction, and (e) any Loss incurred in enforcing this indemnity. Seller shall have no liability under clause (a) of the preceding sentence, (i) unless and until the total amount of Losses referred to in such clause (suffered by all parties having any indemnification claim under such clause) exceed $100,000, or (ii) respecting any breach of representation or warranty or breach of any covenant or agreement performance of which shall be due or which has been made or warranted on or before the Closing Date, unless any party seeking indemnification for such breach shall have given Seller notice thereof or of any claim potentially giving rise thereto within the relevant survival period as set forth in Section 7.1. In no event shall Seller's aggregate liability under clause (a) of the first sentence of this Section 7.3 exceed $500,000. The indemnification provisions set forth in this Section 7.3 shall be Purchaser's sole remedy with respect to the Agreement, except as otherwise provided in Section 8.14.

        7.4 NOTICE OF INDEMNIFICATION. Any Person entitled to indemnification hereunder shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (b) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The failure of an indemnified party to give notice pursuant to clause (a) above shall not relieve any indemnifying party of its obligations hereunder except to the extent such indemnifying party shall have been prejudiced thereby. An indemnifying party who does not assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim. Notwithstanding the foregoing, if in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. The indemnified party shall cooperate in any defense assumed by the indemnifying party and may participate in the defense of any claim.

                                  ARTICLE VIII
                                  MISCELLANEOUS

        8.1 EXPENSES OF TRANSACTION. Each party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Additional Agreements and the consummation and performance of the transactions contemplated herein or therein, except the Seller shall be responsible for and shall pay any sales tax (or similar governmental charge) arising out of the transactions contemplated by this Agreement.

        8.2 CONFIDENTIALITY. Each party agrees that, except as may be required by law, it will not and it will cause its officers, directors, employees, representatives, agents and advisers not to (i) disclose any Confidential Information furnished, or to be furnished, by the party hereunder in connection with the transactions contemplated by this Agreement or (ii) use such Confidential Information other than in connection with its evaluation of such transactions. "Confidential Information" shall mean any information relating to Seller's or Purchaser's business, including but not limited to the intellectual property of Seller and Purchaser and the Purchased Assets, to the extent such information is identified as confidential in writing to the receiving party by the disseminating party or disclosed orally or by inspection and confirmed in writing as confidential information within 30 business days after the oral disclosure or disclosure by inspection. Confidential Information relating to the Purchased Assets shall, upon the Closing, be deemed Confidential Information of Purchaser and shall thereupon cease to be Confidential Information of Seller. Information is not Confidential Information if it is developed independently by the receiving party without reliance on or access to such information, is in the public domain or becomes in the public domain through no fault of the receiving party, or is disclosed to the receiving party by a third party which, to the knowledge of the receiving party, is not under any obligation to the disclosing party to keep such information confidential. The provisions of this



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

section shall survive the Closing or termination of this Agreement for a period of five years. Each party's obligation not to disclose will not be violated to the extent any such information is required to be disclosed to governmental authorities or pursuant to legal process, provided that the party required to disclose the information gives the other party reasonable notice of the intended disclosure, does not disclose more than the limited information required by the governmental authority or the legal process and uses reasonable efforts to obtain confidential treatment of the information disclosed from the governmental authority or court.

        8.3 PUBLICITY. Neither Purchaser nor Seller shall make any public release of information regarding the matters contemplated by this Agreement except as mutually agreed by the parties or as required by law; provided, however, that such consent shall not be required (i) for Seller to issue a press release upon execution of the Agreement provided that the release provides no more than the name of the Purchaser, the purchase price, a brief description of the assets being sold and the expected closing date, or (ii) for Purchaser to issue a press release upon execution of the Agreement provided that the release provides no more than the name of the Seller, the purchase price, a brief description of the assets being purchased and the expected closing date, or
(iii) for disclosures made regarding this Agreement in registration statements or reports filed under federal securities laws. If disclosure is required by law (other than in the cases set forth in the preceding sentence), the party required to disclose the information will give the other party reasonable advance notice of the intended disclosure and an opportunity to comment on the disclosure and will not disclose more than the limited information required by law. For disclosures made pursuant to federal securities laws, the disclosing party will, at the request of the other party, use reasonable efforts to seek confidential treatment for information that is commercially sensitive.

        8.4 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:


               Seller:

                      Xicor, Inc.
                      1511 Buckeye Drive
                      Milpitas, California  95035
                      Telecopy: (408) 954-1422
                      Attention: Chief Financial Officer

               With a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Telecopy:  (650) 320-4088
                      Attention: Page Mailliard, Esq.



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

               Purchaser:

                      Standard MEMS, Inc.
                      3 New England Executive Park
                      Burlington, Massachusetts  01803
                      Telecopy:   (781) 270-5015
                      Attention:  Nicholas E. Ortyl III
                                  President and Chief Executive Officer

               With a copy to:

                      Morrison & Foerster LLP
                      1290 Avenue of the Americas
                      New York, New York 10104
                      Telecopy:  (212) 468-7900
                      Attention:  Charles B. Friedman, Esq.

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the addressee. In case of service by telecopy, a confirmation copy of such notice shall be sent, on the date notice is given, by certified mail as set forth above. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be sent or given.

        8.5    TERMINATION.

               8.5.1 This Agreement may be terminated at any time prior to the
Closing:

                             (i)   By mutual consent of Seller and Purchaser;

                             (ii)  By either Seller or Purchaser if, without
fault of the terminating party, the Closing shall not have occurred by November 30, 2000 which date may be extended by mutual agreement of Seller and Purchaser; and

                             (iii) By Seller or Purchaser if any Authority shall
have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling, or other action shall have become final and nonappealable.

               8.5.2 If this Agreement is terminated prior to the Closing, then except for the obligations contained in provisions of this Agreement which expressly provide for obligations to survive the termination of this Agreement, all obligations of the parties hereto under this Agreement shall terminate as of the date that this Agreement is so terminated, and there shall be no liability, except liability for any breach of this Agreement occurring prior to such termination, of either party to the other party:

                (i) such termination is a result of a material breach by Seller of this agreement; or

               (ii) such termination is a result of the failure of Seller to obtain any necessary Approval or Permit or Third Party Consents; or

               (iii) Purchaser is unable to obtain a lease for the wafer fabrication facility on terms reasonably satisfactory to Purchaser (including rent at a rate substantially equal to or less than $2.00 per square foot) for a term of not less than three (3) years following the Closing Date (it being agreed that a lease on the same terms (but for the rental amount) as are currently enjoyed by Seller would be satisfactory); or

               (iv) Purchaser and Seller fail to enter into a Transitional Use Agreement, to the extent necessary to enable Purchaser to utilize the Leased Assets, on terms reasonably acceptable to Purchaser, or any or all of the Leasing Companies fails to acknowledge and agree in writing to such Transitional Use Agreement; or

               (v) for any reason Seller terminates good faith negotiations with respect to the Transaction.

        8.6 FURTHER ASSURANCES. Each party shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill or to cause to be fulfilled the covenants made by it or the conditions precedent to the obligations of the other parties and to execute (before or after the Closing) such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein. Seller further agrees that from time to time after the Closing it will execute and deliver to Purchaser or its designee such further conveyances, assignments, or other written assurance, and take such further necessary actions, as Purchaser may reasonably request to perfect and protect Purchaser's title to the Purchased Assets. In addition, Seller agrees that after the Closing it will cooperate with Purchaser's reasonable requests for assistance in connection with (i) any litigation, or asserted liability, relating to the Purchased Assets; (ii) providing relevant information and data from any books or records relating to the Purchased Assets which Seller may have; and (iii) consulting with Purchaser concerning the operations of the Purchased Assets under the terms of the Transitional Services Agreement.

        8.7 MODIFICATIONS AND AMENDMENTS; WAIVERS AND CONSENTS. At any time prior to the Closing Date or termination of this Agreement, the parties may, by written agreement:

               8.7.1 extend the time for the performance of any of the obligations or other acts of the other side;

               8.7.2 waive any inaccuracies in the representations and warranties made by the other side contained in this Agreement or any other agreement or document delivered pursuant to this Agreement; or

               8.7.3 waive compliance with any of the covenants or agreements of the other side contained in this Agreement. However, no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any party hereto, such waiver or consent shall and may only be given in writing.

        8.8 ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and the schedules), the Additional Agreements, and the documents and instruments to be executed and delivered pursuant hereto or thereto are the final, complete, and exclusive agreement among the parties with respect to the transactions contemplated hereby; supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral. No representation or warranty has been made by either party respecting the transactions contemplated hereby, except as expressly set forth herein.

        8.9 GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the laws of the State of California.

        8.10 BINDING EFFECT; ASSIGNMENT. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns, and legal representatives. Neither this Agreement, nor any rights or obligations of any party hereunder, may be delegated or assigned by either party without the prior written consent of the other party; provided, however, that Purchaser may without Seller's consent assign its rights hereunder to a wholly-owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations and liabilities hereunder.

        8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one complete set of counterparts.

        8.12 SECTION HEADINGS. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

        8.13 GENDER; TENSE, ETC. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

        8.14 ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy; provided, however, that the arbitrator shall not award punitive or other exemplary damages. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The parties hereto shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its own counsel fees and other costs and expenses. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without any abridgement of the powers of the arbitrator.

        8.15 NO THIRD PARTY RIGHTS. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties hereto, and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over against any party to this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement, whether express or implied, is intended to confer upon any past, present or future employee of Seller or Purchaser, or any other person (other than the parties hereto), any rights to employment or employee benefits, or any other rights or remedies.


                            [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                        STANDARD MEMS, INC.



                                        By:  /s/ Nicholas E. Ortyl III
                                           -------------------------------------
                                           Nicholas E. Ortyl III
                                           President and CEO



                                        XICOR, INC.



                                        By:  /s/ Bruce Gray
                                           -------------------------------------
                                           Bruce Gray
                                           Acting President



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